As filed with the Securities and Exchange Commission on November 4, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Goldman Sachs Private Credit Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	92-3241797
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

200 West Street New York, NY	10282
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates:

N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Class S Shares, par value $0.001 per share

Class D Shares, par value $0.001 per share

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered

The securities being registered hereby are Class S shares of common stock and Class D shares of common stock of Goldman Sachs Private Credit Corp., a Delaware corporation (the “Registrant,” the “Fund,” “we,” “us,” or “our”), descriptions of which are provided below. The Registrant previously registered Class I shares of its common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to a Registration Statement on Form 10, originally filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 23, 2023 and amended on May 18, 2023 (the “Form 10 Registration Statement”).

Description of Our Shares

The following description is based on relevant portions of Delaware law and on our certificate of incorporation and amended and restated bylaws (“bylaws”). This summary is not necessarily complete, and we refer to Delaware law, our certificate of incorporation and bylaws for a more detailed description of the provisions summarized below. We refer herein to investors in the Registrant as “stockholders,” “you” or “your.”

General

Our authorized stock consists of 1,000,000,000 shares of Class I common stock, par value $0.001 per share, 1,000,000,000 shares of Class S common stock, par value $0.001 per share, 1,000,000,000 shares of Class D common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share (together, the “Authorized Stock”). There is currently no market for our shares of common stock, and we can offer no assurances that a market for our Authorized Stock will develop in the future. We do not intend for our Authorized Stock to be listed on any national securities exchange. There are no outstanding options or warrants to purchase our shares of common stock. None of our shares of common stock have been authorized for issuance under any equity compensation plans. As of September 30, 2025, we had 317,407,689 Class I shares outstanding and no Class S shares or Class D shares outstanding.

Common Stock

All shares of our common stock have equal rights as to earnings, assets, dividends and other distributions and voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be made or paid to the holders of our common stock if, as and when declared by our Board of Directors (“Board of Directors” or “Board”) out of funds legally available therefor, subject to the rights of holders of shares of any series of our preferred stock then outstanding. Shares of our common stock have no exchange, conversion or redemption rights. Shares of our common stock are subject to certain transfer restrictions, including restrictions on transfer arising under federal and state securities laws and by contract. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of shares of any series of our preferred stock then outstanding. Each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders generally, including the election of directors. Except as provided with respect to any other class or series of stock, including our preferred stock, as more fully described below, the holders of our common stock possess exclusive voting power. There is no cumulative voting in the election of our Board, which means that holders of a majority of the outstanding shares of our capital stock entitled to vote in the election of such directors are entitled to elect that number of nominees equal to the number of directors to be elected by such holders, and holders of less than a majority of such shares will be unable to elect one or more specific directors for any available directorship. In addition, holders of our common stock may participate in our distribution reinvestment plan (“Distribution Reinvestment Plan”).

Class I Shares

Neither the Fund nor its placement agent, Goldman Sachs & Co. LLC (the “Placement Agent”), will charge upfront selling commissions. However, if you purchase Class I shares from certain third-party financial intermediaries, they may directly charge you transaction or other fees, including upfront placement fees or brokerage commissions, in such amount as they may determine, provided that they limit such charges to a 3.5% cap on net asset value (“NAV”) for Class I shares. No stockholder servicing and/or distribution fees are paid for sales of any Class I shares. Our investment adviser, Goldman Sachs Asset Management, L.P. (the “Investment Adviser”), or its affiliates may, in its discretion, pay additional compensation to selected brokers, dealers or other financial intermediaries out of its own funds and not as an additional charge to the Fund or stockholders.

Class I shares generally are available for purchase in our offering only (1) through fee-based programs, also known as wrap accounts, sponsored by participating brokers or other intermediaries that provide access to Class I shares, (2) by endowments, foundations, pension funds and other institutional investors, (3) through participating brokers that have alternative fee arrangements with their clients to provide access to Class I shares, (4) through transaction/brokerage platforms at participating brokers, (5) through participating brokers that have certain selling arrangements with the Placement Agent, (6) through certain registered investment advisers, (7) by our executive officers and directors and their immediate family members, as well as officers and employees of the Investment Adviser or other affiliates and their immediate family members, and, if approved by our Board, joint venture partners, consultants and other service providers, (8) by the private wealth management clients of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates, or (9) by other categories of investors that we name.

In addition, in certain cases, where a holder of Class S or Class D shares exits a relationship with a participating broker for our offering and does not enter into a new relationship with a participating broker for our offering, such holder’s shares may be exchanged into an equivalent NAV amount of Class I shares. We intend to also offer Class I shares to certain feeder vehicles primarily created to hold our Class I shares, which, in turn, will offer interests in themselves to qualified investors. We expect to conduct such offerings pursuant to available exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”). Such feeder vehicles may have additional costs and expenses, which would be disclosed in connection with the offering of their interests. We may also offer Class I shares to other investment vehicles.

If you are eligible to purchase all three classes of shares (when all of such classes are available for sale), you should be aware that Class I shares have no stockholder servicing or distribution fees, which will reduce the distributions of the other share classes. However, Class I shares will not receive stockholder services.

Class S Shares

Neither the Fund nor the Placement Agent will charge upfront selling commissions for sales of any Class S shares. However, if you purchase Class S shares from certain financial intermediaries, they may directly charge you transaction or other fees, including upfront placement fees or brokerage commissions, in such amount as they may determine, provided that they limit such charges to a 3.5% cap on NAV for Class S shares.

We will pay the Placement Agent selling commissions over time as a stockholder servicing and/or distribution fee with respect to our outstanding Class S shares equal to 0.85% per annum of the aggregate NAV as of the beginning of the first calendar day of the month of our outstanding Class S shares, including any Class S shares issued pursuant to our Distribution Reinvestment Plan, which is payable monthly in arrears. The stockholder servicing and/or distribution fees will be paid monthly in arrears. The Placement Agent reallows (pays) all or a portion of the stockholder servicing and/or distribution fees to participating brokers and servicing brokers for ongoing stockholder services performed by such brokers and will waive stockholder servicing and/or distribution fees to the extent a broker is not eligible to receive it for failure to provide such services.

The Investment Adviser or its affiliates may, in its discretion, pay additional compensation to selected brokers, dealers or other financial intermediaries out of its own funds and not as an additional charge to the Fund or stockholders.

Class S shares are available for purchase in our offering through brokerage and transaction-based accounts.

Class D Shares

Neither the Fund nor the Placement Agent will charge upfront selling commissions for sales of any Class D shares. However, if you purchase Class D shares from certain financial intermediaries, they may directly charge you transaction or other fees, including upfront placement fees or brokerage commissions, in such amount as they may determine, provided that they limit such charges to a 1.5% cap on NAV for Class D shares.

We will pay the Placement Agent selling commissions over time as a stockholder servicing and/or distribution fee with respect to our outstanding Class D shares equal to 0.25% per annum of the aggregate NAV as of the beginning of the first calendar day of the month of all our outstanding Class D shares, including any Class D shares issued pursuant to our Distribution Reinvestment Plan, which is payable monthly in arrears. The stockholder servicing and/or distribution fees will be paid monthly in arrears. The Placement Agent reallows (pays) all or a portion of the stockholder servicing and/or distribution fees to participating brokers and servicing brokers for ongoing stockholder services performed by such brokers and will waive stockholder servicing and/or distribution fees to the extent a broker is not eligible to receive it for failure to provide such services.

The Investment Adviser or its affiliates may, in its discretion, pay additional compensation to selected brokers, dealers or other financial intermediaries out of its own funds and not as an additional charge to the Fund or stockholders.

Class D shares generally are available for purchase in our offering only (1) through fee-based programs, also known as wrap accounts, sponsored by participating brokers or other intermediaries that provide access to Class D shares, (2) through participating brokers that have alternative fee arrangements with their clients to provide access to Class D shares, (3) through transaction/ brokerage platforms at participating brokers, (4) through certain registered investment advisers, (5) through bank trust departments or any other organization or person authorized to act in a fiduciary capacity for its clients or customers or (6) by other categories of investors that we name.

Exchange of Shares Between Classes

A stockholder may be permitted to exchange shares of our common stock between classes of such shares that a stockholder may otherwise be eligible to purchase through its financial intermediary, provided that, among other things: (1) the stockholder’s aggregate investment would have met the minimum initial investment requirements in the applicable class at the time of purchase and continues to meet those requirements; (2) the shares of common stock are otherwise available for offer and sale; and (3) the investment meets all other requirements, including stockholder eligibility, for investment in the applicable class. When an individual stockholder cannot meet the minimum initial investment requirements of the applicable class, exchanges of shares from one class to the applicable class may be permitted, in our sole discretion, if such stockholder’s investment is made by an intermediary that has discretion over the account and has invested other clients’ assets in us, which when aggregated together with such investor’s investment, meet the minimum initial investment requirements for the applicable class. Investors will not be charged any fees by us for such exchanges. Ongoing fees and expenses incurred by a given class will differ from those of other share classes, and an investor receiving new shares in an exchange may be subject to lower total expenses charged by us following such exchange. Exchange transactions will be effected only into an identically registered account. While exchange transactions between share classes of the Fund are generally not taxable for federal income tax purposes, investors are urged to consult their tax advisors as to the U.S. federal, state, local and non-U.S. tax consequences of an exchange. We also reserve the right to revise or terminate the exchange privilege, limit the amount or number of exchanges or reject any exchange.

Assuming the exchange meets the eligibility requirements of the class into which such stockholder seeks to exchange and we have received proper instruction from the financial intermediary to effect such exchange and consents to such exchange, a financial intermediary may, in its discretion, determine to exchange a stockholder’s shares of common stock at such stockholder’s request.

Other Terms of Shares

We will cease paying the stockholder servicing and/or distribution fee on the Class S shares and Class D shares on the earlier to occur of the following: (i) a listing of Class I shares, (ii) our merger or consolidation with or into another entity, or the sale or other disposition of all or substantially all of our assets or (iii) the date following the completion of the primary portion of our offering on which, in the aggregate, underwriting compensation from all sources in connection with our offering, including the stockholder servicing and/or distribution fee and other underwriting compensation, is equal to 10% of the gross proceeds from our primary offering.

In addition, as required by exemptive relief that allows us to offer multiple classes of shares of common stock, at the end of the month in which the Placement Agent in conjunction with our transfer agent determines that stockholder servicing and/or distribution fees paid by the Fund with respect to any single share held in a stockholder’s account would exceed, in the aggregate, 10% of the gross proceeds from the sale of such share (or a lower limit as determined by the Placement Agent and the applicable selling agent), we will cease paying the stockholder servicing and/or distribution fee on either (i) each such share that would exceed such limit or (ii) all Class S shares and Class D shares in such stockholder’s account. We may modify this requirement if permitted by applicable exemptive relief. At the end of such month, the applicable Class S shares or Class D shares in such stockholder’s account will convert into a number of Class I shares (including any fractional shares), with an equivalent aggregate NAV as such Class S or Class D shares.

Preferred Shares

Our offering does not include an offering of preferred shares. Our certificate of incorporation authorizes our Board to create and issue one or more series of preferred stock to the extent permitted by the Investment Company Act of 1940, as amended (the “Investment Company Act”). Prior to the issuance of shares of each series of preferred stock, our Board will be required by Delaware law and by our certificate of incorporation to establish the voting powers (full or limited, or no voting powers), and the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of each series of our preferred stock. Thus, to the extent permitted by the Investment Company Act, the Board could authorize the issuance of shares of a series of our preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Any issuance of preferred stock must comply with the requirements of the Investment Company Act. The Investment Company Act requires, among other things, that (1) immediately after issuance and before any dividend or other distribution is made with respect to our common stock and before any purchase of common stock is made, such preferred stock together with all other senior securities must not exceed an amount equal to 50% of our total assets after deducting the amount of such dividend, distribution or purchase price, as the case may be, and (2) the holders of shares of preferred stock, if any are issued, must be entitled as a class voting separately to elect two directors at all times and to elect a majority of the directors if dividends on such preferred stock are in arrears by two full years or more. Certain matters under the Investment Company Act require the affirmative vote of the holders of at least a majority of the outstanding shares of preferred stock (as determined in accordance with the Investment Company Act), including any outstanding perpetual preferred stock, voting together as a separate class. For example, the vote of such holders of preferred stock would be required to approve a proposal involving a plan of reorganization adversely affecting such securities.

Provisions of the DGCL and Our Certificate of Incorporation and Bylaws

Delaware Anti-Takeover Law

The DGCL contains, and our certificate of incorporation and bylaws also contain, provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our Board. These measures may delay, defer or prevent a transaction or a change in control that might otherwise be in the best interests of our stockholders. We believe, however, that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because the negotiation of such proposals may improve their terms.

We have elected in our certificate of incorporation not to be subject to Section 203 of the DGCL, an antitakeover law. However, our certificate of incorporation contains provisions that, at any point in time in which our common stock is registered under Section 12(b) or Section 12(g) of the Exchange Act, have the same effect as Section 203, except that it exempts GS Group Inc. and its affiliates, and certain of its or their respective direct or indirect transferees and any group as to which such persons are a party, from the effect of those provisions. In general, these provisions will prohibit us from engaging in any “business combination” with any “interested stockholder” for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Fund outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers of the Fund; or

•

at or subsequent the such time the business combination is approved by the Board and authorized at a meeting of stockholders, and not by written consent, by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

These provisions define “business combination” to include the following:

•	any merger or consolidation involving the Fund or any direct or indirect majority-owned subsidiary of the Fund with the interested stockholder;

•

any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of such corporation, to or with the interested stockholder, of 10% or more of either the aggregate market value of all the assets of the Fund or the aggregate market value of all the outstanding stock of the Fund;

•

subject to certain exceptions, any transaction that results in the issuance or transfer by the Fund or by any direct or indirect majority-owned subsidiary of the Fund of any stock of the Fund or of such subsidiary to the interested stockholder;

•

any transaction involving the Fund or any direct or indirect majority-owned subsidiary of the Fund that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series (or securities convertible into the stock of any class or series) of the Fund or of any such subsidiary owned by the interested stockholder, except as to immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

•

the receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Fund), of any loans, advances, guarantees, pledges or other financial benefits provided by or through the Fund or any direct or indirect majority-owned subsidiary.

In general, these provisions define an “interested stockholder” as any entity or person that is the beneficial owner of 15% or more of our outstanding voting stock or is an affiliate or associate of us and was the beneficial owner of 15% or more of our outstanding voting stock at any time within the three-year period immediately prior to the relevant date, and the affiliates or associates of any such entity or person, but GS Group Inc. and its affiliates and certain of its or their respective direct or indirect transferees and any group as to which such persons are a party are excluded from the definition of interested stockholder.

These provisions could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Election of Directors

Our bylaws provide that, unless otherwise provided in our certificate of incorporation (including with respect to the special rights of holders of one or more series of our preferred stock to elect directors), our directors are elected by the affirmative vote of the holders of a majority of the votes cast by stockholders entitled to vote thereon present in person or by proxy at a meeting of stockholders called for the purpose of electing directors. Under our certificate of incorporation, our Board has the power to amend our bylaws, including the provisions specifying the vote required to elect directors. Under Section 216 of the DGCL, however, a bylaw amendment adopted by stockholders which specifies the votes that will be necessary for the election of directors will not be further amended or repealed by the Board.

Classified Board of Directors

Under our certificate of incorporation, subject to the special right of the holders of one or more series of preferred stock to elect additional preferred directors, our directors are divided into three classes of directors, serving staggered three-year terms, with the term of office of directors in only one of the three classes expiring each year. As a result, one-third of such directors will then be elected each year. A classified Board may render a change in control of us or removal of our incumbent management more difficult. We believe, however, that, the longer time required to elect a majority of a classified Board will help to ensure the continuity and stability of our management and policies.

Number of Directors; Removal; Vacancies

Our certificate of incorporation provides that, subject to any rights of holders of one or more series of preferred stock to elect additional preferred directors, the total number of directors is fixed from time to time exclusively pursuant to a resolution adopted by the Board. Under the DGCL, unless the certificate of incorporation provides otherwise (which our certificate of incorporation does not), directors on a classified Board may be removed only for cause. Our certificate of incorporation provides that our directors are divided into classes serving staggered three-year terms and such directors may only be removed for cause, and only upon the affirmative vote of holders of at least two-thirds of the outstanding shares entitled to vote generally in the election of directors. Under our certificate of incorporation, subject to the applicable requirements of the Investment Company Act and the rights of the holders of one or more series of preferred stock, any vacancy on the Board resulting from the death, resignation, retirement, removal or disqualification of a director or other cause, or any vacancy resulting from an increase in the number of directors, may be filled only by vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director; provided that when the holders of any class or series of our stock are entitled under the certificate of incorporation to elect directors, vacancies in directorships elected by such class, classes or series may be filled by a majority of the remaining directors so elected. Any such limitations on the ability of our stockholders to remove directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of us.

Action by Stockholders

Our certificate of incorporation provides that our stockholders are only able to take action at an annual or special meeting of stockholders and may not take action by written consent of stockholders in lieu of a meeting. This may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the Board and the proposal of other business to be considered by stockholders may be made only (1) by or at the direction of the Board (or a duly authorized committee thereof), (2) pursuant to our notice of meeting or (3) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. For any nomination or business proposal to be properly brought by a stockholder for a meeting, such stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive officers not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our bylaws specify requirements as to the form and content of any such stockholder’s notice. Our bylaws also allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. Our bylaws further provide that nominations of persons for election to the Board at a special meeting may be made only by or at the direction of the Board, and provided that the Board has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our Board a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our Board, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our Board any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action that are made in compliance with applicable advance notice procedures, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Stockholder Meetings

Our certificate of incorporation and bylaws provide that any action required or permitted to be taken by stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board, or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to the secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

Calling of Special Meetings of Stockholders

Our certificate of incorporation and bylaws provide that special meetings of stockholders may be called by our Board, the chairman of the Board and our chief executive officer(s), and not by any other person.

Amendments to the Certificate of Incorporation and Bylaws

Section 242 of the DGCL generally provides any amendment to the certificate of incorporation must be approved and declared advisable by the Board and adopted by the affirmative vote of holders of a majority of the outstanding shares of capital stock entitled to vote thereon, and by a majority of the outstanding stock of each class entitled to vote thereon as a class. Section 109 of the DGCL provides that, after a corporation has received payment for its capital stock, the power to adopt, amend or repeal the bylaws will be in the stockholders entitled to vote, but any corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors. Our certificate of incorporation provides our Board with such power. The DGCL provides that the certificate of incorporation may contain provisions requiring for any corporate action the vote of a larger portion of the stock or of any class or series thereof than is required by the DGCL. Our certificate of incorporation provides that the following provisions, among others, may be amended by our stockholders only by a vote of at least two-thirds of the outstanding shares of our capital stock entitled to vote thereon:

•	the provisions regarding the classification of our Board;

•	the provisions specifying the percentage of votes required to remove directors for cause;

•	the provisions limiting stockholder action by written consent;

•	the provisions regarding the calling of special meetings;

•	the provisions regarding the number of directors and filling vacancies on our Board and newly created directorships;

•	the provision requiring a supermajority vote to amend our bylaws;

•	the limitation of directors’ personal liability to us or our stockholders for breach of fiduciary duty as a director;

•	the provisions regarding indemnification and advancement of expenses under our certificate of incorporation;

•	the provision regarding restrictions on business combinations with interested stockholders; and

•	the amendment provision requiring that the above provisions be amended only with a two-thirds supermajority vote.

Our bylaws generally are able to be amended by approval of (i) a majority of the total number of authorized directors or (ii) the affirmative vote of the holders of at least two-thirds of the outstanding shares of our capital stock entitled to vote thereon.

Conflict with Investment Company Act

Our bylaws provide that, if and to the extent that any provision of the DGCL or any provision of our certificate of incorporation or bylaws conflicts with any provision of the Investment Company Act, the applicable provision of the Investment Company Act will control.

Exclusive Forum

Our certificate of incorporation and bylaws provide that, to the fullest extent permitted by law, unless we consent in writing to the selection of an alternative forum, a federal or state court located in the state of Delaware shall be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Fund, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Fund to the Fund or the Fund’s stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, our certificate of incorporation or bylaws or the securities, antifraud, unfair trade practices or similar laws of any international, national, state, provincial, territorial, local or other governmental or regulatory authority, including, in each case, the applicable rules and regulations promulgated thereunder, or (4) any action asserting a claim governed by the internal affairs doctrine. This forum selection provision does not apply to claims brought under the federal securities laws, with the sole exception that any claim under Section 11 of the Securities Act must be brought in a federal court. However, there is a question regarding the enforceability of this portion of this provision since the Securities Act permits stockholders to bring claims arising under the Securities Act in state and federal court. This forum selection provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds convenient or favorable for disputes, which may discourage such lawsuits with respect to such claims and increase costs for a stockholder to pursue such claims. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed, to the fullest extent permitted by law, to have notice of and consented to these exclusive forum provisions and to have irrevocably submitted to, and waived any objection to, the exclusive jurisdiction of such courts in connection with any such action or proceeding and consented to process being served in any such action or proceeding, without limitation, by U.S. mail addressed to the stockholder at the stockholder’s address as it appears on the records of the Fund, with postage thereon prepaid.

Distribution Reinvestment Plan and Share Repurchase Program

For a description of our Distribution Reinvestment Plan and Share Repurchase Program, reference is made to the information contained in the sections entitled “Distribution Reinvestment Plan” and “Share Repurchase Program” in the Registrant’s Registration Statement on Form 10, each of which is hereby incorporated by reference herein.

Item 2.	Exhibits

3.1

Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to Amendment No. 1 of the Registrant’s Registration Statement on Form 10 (File No. 000-56531), filed on May 13, 2023).

3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q (File No. 814-01627), filed on May 18, 2025).
4.1	Distribution Reinvestment Plan (incorporated by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form 10 (File No. 000-56531), filed on March 23, 2023).
4.2	Form of Subscription Agreement.*

* Filed herewith

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: November 4, 2025
Goldman Sachs Private Credit Corp.

	By:	/s/ Stanley Matuszewski
	Name:	Stanley Matuszewski
	Title:	Chief Financial Officer and Treasurer